Exhibit 21



                      Subsidiaries of the Registrant






Domestic Subsidiaries


     Direct
           Sealright Packaging Company (Missouri)


     Indirect
           Jaite Packaging, Inc. (Ohio)
           Indopak (d/b/a Packaging Industries, Inc.)(California)
           Venture Packaging, Inc. (North Carolina)


Foreign Subsidiaries


     Direct
          Sealright Packaging Company of Australia, PTY. LTD.
          Sealright International Co., Inc. (Barbados)